Exhibit 99.1
Medley Management Inc. Announces Receipt Of NYSE Continued Listing Standard Notice
NEW YORK, April 23, 2020 /PRNewswire/ - Medley Management Inc. (NYSE: MDLY) (the “Company”) announced today that, on April 17, 2020, the Company received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company does not presently satisfy the NYSE’s continued listing standards set forth in (i) Section 802.01B of the NYSE Listed Company Manual (the “Manual”), which prohibits the Company’s average global market capitalization over a consecutive 30 trading-day period from being less than $50,000,000 at the same time its stockholders’ equity is less than $50,000,000; and (ii) Section 802.01C of the Manual, which requires the average closing price of the Company’s common shares to be at least $1.00 per share over a consecutive 30 trading-day period. As noted in the Notice, as of April 16, 2020, the 30 trading-day average closing price of the Company’s common shares was $0.88 per share, the 30 trading-day average global market capitalization was approximately $26.5 million and its last reported stockholders’ equity was approximately ($118.1) million as of December 31, 2019.

The Company has ten business days from receipt of the Notice to send a letter to the NYSE confirming receipt of the Notice and its intent to cure the deficiencies. Upon submission of such a letter, the Company would then submit a business plan within 45 days that demonstrates compliance with the market capitalization and stockholders’ equity listing standard by December 26, 2021. Upon receipt of such plan, the NYSE would have up to 45 days to review and determine whether the Company has made reasonable demonstration of its ability to come into conformity with the relevant standards within the cure period. The NYSE will either accept the plan, at which time the Company would be subject to ongoing quarterly monitoring for compliance with the plan, or the NYSE will not accept the plan and the Company would be subject to suspension and delisting proceedings.

The Company has until December 26, 2020 to regain compliance with the minimum share price criteria by bringing its share price and thirty trading-day average share price above $1.00. The Company can regain compliance at any time during the cure period if the Company’s common shares have a closing price of at least $1.00 per common share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per common share over the thirty-trading day period ending on the last trading day of that month.

Under the NYSE rules, the Company’s common shares will continue to be listed and traded on the NYSE during the cure periods outlined above, subject to the Company’s compliance with other continued listing requirements. The current noncompliance with the NYSE listing standards does not affect the Company’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt or other obligations. The Company is considering all available options to regain compliance with the NYSE’s continued listing standards. The Company can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain the listing of its shares on the NYSE.

About Medley

Medley is an alternative asset management firm offering yield solutions to retail and institutional investors. Medley’s national direct origination franchise is a premier provider of capital to the middle market in the U.S. Medley has $4.1 billion of assets under management in two business development companies, Medley Capital Corporation (NYSE: MCC) (TASE: MCC) and Sierra Income Corporation, and several private investment vehicles. Over the past 18 years, Medley has provided capital to over 400 companies across 35 industries in North America. Medley Management Inc. is the parent company of Medley LLC and several registered investment advisors (collectively, “Medley”). Assets under management refers to assets of our funds, which represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). Assets under management are as of December 31, 2019.

Medley LLC, the operating company of Medley Management Inc., has outstanding bonds which trade on the NYSE under the symbols (NYSE: MDLX) and (NYSE: MDLQ). Medley Capital Corporation is dual-listed on the New York Stock Exchange (NYSE: MCC) and the Tel Aviv Stock Exchange (TASE:MCC) and has outstanding bonds which trade on both the New York Stock Exchange under the symbols (NYSE: MCV) and (NYSE: MCX).

Forward-Looking Statements

Statements included herein may contain “forward-looking statements.” Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission, including those described in the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements made herein speak only as of the date of this press release.

This press release does not constitute an offer for any Medley fund.

Investor Contact:
Sam Anderson
Head of Capital Markets & Risk Management
Medley Management Inc.
212-759-0777

Media Contact:
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co. LP
212-257-4170

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1 Medley Management Inc. is the parent company of Medley LLC and several registered investment advisors (collectively, “Medley”). Assets under management refers to assets of our funds, which represents the sum of the net asset value of such funds, the drawn and undrawn debt (at the fund level, including amounts subject to restrictions) and uncalled committed capital (including commitments to funds that have yet to commence their investment periods). Assets under management are as of December 31, 2019.